EXHIBIT 99.1

BRIGHT MOUNTAIN ACQUISITION CORPORATION

LAUNCHES PRIVATE/SECURE EMAIL SERVICE

WITH ANDROID APPLICATION

BOCA RATON, FL – December 9, 2014 -- Bright Mountain Acquisition Corporation (OTCQB: BMAQ) an owner, acquirer and manager of customized websites for military and public safety audiences, has expanded its online menu of services with the December 9, 2014 launch of the “Bright Network Secure Email Service” (www.thebrightnetwork.com).

This private email service will be available at the online Google Play Store with the offer of an Android app for phone and tablet users. In the coming months, it will be available for purchase through Apple’s Store for iPhone and iPad users. The announcement was made by W. Kip Speyer, Chairman of the Board of the Boca Raton-based firm.

The cost is $99 a year.

With more than 2.7 billion email users worldwide, Mr. Speyer anticipates that a meaningful percentage of individuals and businesses may take advantage of this service. Android was selected for the initial launch because with more than 1 billion users worldwide, it is the largest mobile platform available. Once launched through iTunes, another 500 million users will be able to purchase this secure email service.

Bright Mountain Acquisition Corporation will also offer the secure email service to its network of 16 websites with more than 4 million visits last quarter. These sites provide information on issues related to the military and public service professionals, and are a prime target demographic for this service, according to Mr. Speyer.

“The concept of a truly secure and private individual email network is unique,” stated Mr. Speyer. “We believe that we will be the only secure group email service of its kind on the market. The product is for those who want their emails and information to be private and not available to data miners and marketers. One of the key features is that subscribers will be required to create their own private network made up of people they choose -- family, friends and associates”. As you can see, The Bright Network is not for everyone.

Bright Mountain began developing this service about a year ago when it became aware of the intrusive nature of “free” email services such as Gmail, Hotmail, AOL and Yahoo. “These services aren’t really free,” said Mr. Speyer. “They are selling users’ data to third parties who then use the information to target buyers of products and services. It is a major profit center for these email providers. It is perfectly legal since users agree to this practice when they sign the ‘terms of use.’ However, many people may want to keep certain types of emails and photos private and confidential.”

Mr. Speyer stressed that the Bright Network Secure Email Service is not meant to replace these other services. Rather it can be an enhancement to online communications for correspondences that should remain private.

The following are the features of this network:

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Secure Communication

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Data Never Sold

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No Spam/Unsolicited Emails

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Private Network User Selection

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Secure Private Network

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Vaporize Feature

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Delete Means Delete

This lack of email privacy increases as people share photos and other types of documents. Photos, for example, can be linked to such social media platforms as Facebook, which leads to additional methods of targeting consumers.

“Individuals want certain things kept private and can create their own network of email contacts,” Mr. Speyer said. “Likewise, we believe businesses such as law firms, medical practices and financial services companies will see the advantages of keeping client information private.”

Safe Harbor Statement
This press release contains forward-looking statements that can be identified by terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. Bright Mountain Acquisition Corporation’s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company’s control. Forward-looking statements speak only as to the date they are made and Bright Mountain Acquisition Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.